Exhibit 99.1

Overstock.com Reports Progress of tZERO Equity Transaction with GSR and Makara

SALT LAKE CITY, April 18, 2019 (GLOBE NEWSWIRE) -- Overstock.com, Inc. (NASDAQ:OSTK) has released the following statement from company CEO and founder and tZERO Executive Chairman Patrick M. Byrne on the progress of the previously-announced equity investment from GSR Capital and Makara Capital:

Dear Owners,

I write to update you on tZERO’s negotiations with Makara and GSR Capital on the previously-announced equity investment in tZERO.

Makara’s due diligence has progressed, and in the course of its due diligence Makara has proven to be a professional and serious fund. Still, the parties will not have a definitive deal in place by the mid-April target.

tZERO plans to continue facilitating Makara’s diligence, but is not under any exclusivity with Makara or GSR and has retained advisors to pursue parallel alternatives. We will update shareholders after tZERO signs definitive documents.

I remind shareholders of the $30 million binding tZERO security token purchase agreement between Overstock and GSR, explained in detail in our Q2 2018 10-Q filing. Under that agreement, GSR has a binding $30 million funding obligation for May 6. Overstock’s annual shareholder meeting will occur on May 9: I look forward to reporting to shareholders about the completion of GSR’s token purchase on that date.

Our retail firm is recovering more dramatically than I anticipated and discussed during our Q4 2018 earnings call. In addition, tZERO is on track to introduce the products described in that phone call. Our intense focus on execution is paying off.
I look forward to discussing these and all Overstock matters in our upcoming Q1 earnings call.
As always, your humble servant,

Patrick M. Byrne

About Overstock.com

Overstock.com, Inc Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ tZERO platform: OSTKP) / Series B Preferred (OTCQX:OSTBP) is an online retailer and technology company based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new products at low prices, including furniture, décor, rugs, bedding, home improvement, and more. The online shopping site, which is visited by nearly 40 million customers a month, also features a marketplace providing customers access to millions of products from third-party sellers. Overstock was the first major retailer to accept cryptocurrency in 2014, and in the same year founded Medici Ventures, its wholly-owned subsidiary developing and accelerating blockchain technologies to democratize capital, eliminate middlemen, and re-humanize commerce. Overstock regularly posts information about the company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

O, Overstock.com, O.com, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Form 10-Q for the quarter ended December 31, 2018, which was filed with the SEC on March 18, 2019, and any subsequent filings with the SEC.
SOURCE: Overstock.com, Inc.